SHARE EXCHANGE AGREEMENT

AGREEMENT made this 16th day of July, 2014 among Bitzio, Inc. d/b/a Democratique, a Nevada corporation with offices at 9625 Cozycroft Avenue, Suite A Chatsworth, CA 91311(“Democratique”), Hubert J. Blanchette, Paul John Koros, Stella Koros and Michael John Koros (collectively, the “LL Shareholders”), and Gordon McDougall and Laura Fewtrell (collectively, the (“LL Creditors”).

WHEREAS, the LL Shareholders owns all of the issued and outstanding capital stock of Lexi-Luu Designs, Inc., a Nevada corporation, which is engaged in the business of designing, manufacturing, and marketing apparel (the “Lexi-Luu Designs Business”); and

WHEREAS, Democratique wishes to acquire Lexi-Luu Designs, Inc., the LL Shareholders are willing to sell Lexi-Luu Designs, and the LL Creditors are willing to participate in the transaction, all on the terms and conditions set forth herein.

NOW, THEREFORE, it is agreed:

1. Share Exchange.

a. Lexi-Luu Shares. At the Closing (defined below), the LL Shareholders shall deliver to Democratique certificates for a total of 10 million shares of common stock issued by Lexi-Luu Designs, Inc. (the “Lexi-Luu Designs Shares”). The certificates shall be duly endorsed for transfer of the Lexi-Luu Designs Shares to Democratique. Each of the LL Shareholders represents and warrants that:

A.	delivery of the endorsed certificate in his/her name to Democratique will vest in Democratique all of the right, title and interest in the Lexi-Luu Designs Shares now owned by him/her, free of liens, claims or encumbrances;

a-1 Releases. At the Closing, the LL Shareholders will deliver to Democratique general releases in favor of Lexi-Luu Designs, Inc. signed by each of the LL Shareholders.

b. Exchange Shares. At the Closing, Democratique shall deliver to the LL Shareholders certificates for a total of three hundred million (300,000,000) shares of common stock of Democratique (the “Exchange Shares”). The certificates shall be allocated as follows:

●	75,000,000 shares to Paul Koros.

●	25,000,000 shares to Paul Koros ITF Paul Koros & Stella Koros & Michael Koros JTWROS.

●	200,000,000 shares to Hubert J. Blanchette.

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b-1 The certificates for the Exchange Shares issued to Hubert J. Blanchette shall bear a legend stating that transfer of the shares is restricted by the terms of this Agreement. In the event that a Termination Event occurs with respect to Hubert J. Blanchette prior to the second anniversary of the Closing Date (defined below), then a portion of the Exchange Shares owned by Hubert J. Blanchette shall be automatically cancelled on the effective date of the Termination Event. Mr. Blanchette shall experience a “Termination Event” if he terminates his employment by Democratique without Cause (as defined in the employment agreement annexed hereto) or Democratique terminates his employement for fraud. . The number of shares that will be cancelled in the event of a Termination Event will be:

If the Termination Event occurs on or before:	Shares Cancelled
September 1, 2014	50,000,000
March 1, 2015	35,000,000
September 1, 2015	15,000,000
March 1, 2016	5,000,000

Promptly after a Termination Event, Hubert J. Blanchette shall deliver to Democratique a certificate for no less than the number of cancelled shares as set forth above.

c. Releases of Debt. At the Closing, Democratique shall deliver to the LL Creditors certificates for a total of two hundred million (200,000,000) shares of common stock of Democratique (the “Creditor Shares”). 100,000,000 of the Creditor Shares will be issued in name of F.A. Ventures; 100,000,000 will be issued in name of Laura Fewtrell. In exchange for the Creditor Shares, the LL Creditors will deliver to Democratique at the Closing general releases in favor of Lexi-Luu Designs, Inc. signed by F.A. Ventures, Laura Fewtrell, Gordon McDougall and Tezi Advisory.

d. Adjustments. The number of Exchange Shares and Creditor Shares (collectively, the “Transaction Shares”) will be adjusted in the event that one or both of the events described in Sections 1(d-1) or 1(d-2) occur.

d-1. Earn-Out Shares. In the event that the revenue recorded by Lexi Luu Apparel, Inc. during any of the current and two subsequent calendar years equals or exceeds the Annual Threshold, then Democratique will issue shares of its common stock (the “Earn-Out Shares”) to the LL Shareholders and the LL Creditors. The Earn-Out Shares will be allocated among the LL Shareholders and the LL Creditors in the relative proportions of the Transaction Shares. Certificates for the Earn-Out Shares will be issued by April 15 after the end of the calendar year during which the Earn-Out Shares are earned.

d-1a. The number of Earn-Out Shares to be issued will be determined by calculating the Earn-Out Value based on the annual revenue, calculated in accordance with generally accepted accounting principles utilized in preparation of the Democratique financial statement, according to the following table:

Year	Annual Threshold	Revenue for each dollar of Earn-Out Value	Maximum Earn-Out Value
2014	$420,000	$7.50	$100,000
2015	$660,000	$10.00	$100,000
2016	$780,000	$15.00	$100,000

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d-1b. Thus, for example, if in calendar year 2015 Lexi-Luu Designs records $900,000 in revenue, then Democratique will issue Earn-Out Shares with an Earn-Out Value of $90,000, but if revenue in 2015 is less than $660,000 then no Earn-Out Shares will be issued, and if revenue in 2015 is $1,200,000, then Earn-Out Shares with an Earn-Out Value of $100,000 will be issued.

d-1c The number of Earn-Out Shares to be issued will be determined by dividing the Earn-Out Value by the Year-End Price. The “Year-End Price” will equal the average closing bid price for the common stock for the last sixty (60) trading days of calendar year during which the Earn-Out Shares were earned.

d-1d If the annual revenue recorded by Lexi-Luu Designs, Inc. during 2014 equals or exceeds One Million Five Hundred Thousand Dollars ($1,500,000), then, in lieu of the calculations above, the Earn-Out Value for 2014 will be Three Hundred Thousand Dollars ($300,000) and no Earn-Out Shares will issue on account of revenue in 2015 or 2016.

d-1e If the annual revenue recorded by Lexi-Luu Designs, Inc. during 2015 equals or exceeds One Million Five Hundred Thousand Dollars ($1,500,000), then, in lieu of the calculations above with respect to 2015 and 2016, the Earn-Out Value for 2015 will be Three Hundred Thousand Dollars ($300,000) less any Earn-Out Value earned during 2014 and no Earn-Out Shares will issue on account of revenue in 2016.

d-2. Qualified Placement. In the event that Democratique closes a Qualified Placement at any time prior to the second anniversary of the Closing Date, and the Placement Price is less than $.0015 per share (adjusted equitably for any recapitalization events after the Closing Date), then additional Transaction Shares will be issued to the LL Shareholders and the LL Creditors and the table of “shares to be cancelled” in Section 1(b-1) above will be adjusted proportionately. A “Qualified Placement” will be any sale for cash of equity securities or instruments convertible into equity securities, with or without additional payment, in which the aggregate gross proceeds equal or exceed Seven Hundred Fifty Thousand Dollars ($ 750,000). The “Placement Price” will be the average price per share of common stock sold in the Qualified Placement or, if the Qualified Placement includes a sale of securities other than common stock, the cash paid on a common stock equivalent basis. The aggregate number of additional Exchange Shares to be issued shall equal the difference of (i) 450,000 divided by the Placement Price less (ii) the number of Exchange Shares previously issued. The additional Exchange Shares shall be allocated among the LL Shareholders in the same proportion as indicated in Section 1(b) above. The aggregate number of additional Creditor Shares to be issued shall equal the difference of (i) 300,000 divided by the Placement Price less (ii) the number of Creditor Shares previously issued. The additional Creditor Shares shall be allocated among the LL Creditors in the same proportion as indicated in Section 1(c) above.

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2.	Closing.

a. The parties shall make the deliveries contemplated by this Agreement (the “Closing”) on the date of execution of this Agreement as set forth above (the “Closing Date”),. The Closing will take place July 17, 2014 at the office of counsel for Democratique.

b. At the Closing, Democratique will deliver:

A.	the stock certificates described in Sections 1(b) and 1(c) hereof with release dates on the certificates.

c. At the Closing, the LL Shareholders will deliver:

A.	the stock certificates described in Section 1(a) hereof.

B.	a copy of a resolution of the Board Directors of Lexi-Luu Designs, Inc. appointing Hubert Blanchette and Tamy Aberson Sloboda to serve on the board of director of Lexi-Luu Designs, Inc..

C.	the Employment Agreement with Hubert Blanchette in the form annexed hereto as Appendix A executed by all parties.

3. Democratique Representations and Warranties. Democratique hereby represents and warrants to the LLShareholders that:

a. Organization, Qualification and Authority. Democratique is an entity duly incorporated and in good standing under the laws of the State of Nevada, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The execution and delivery of this agreement and the performance by Democratique of the transactions contemplated by this agreement have been duly authorized by all necessary corporate or similar action on the part of Democratique. The execution and consummation of the transactions contemplated by this Agreement will not violate any provision of applicable law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, Democratique’s Articles of Incorporation or Bylaws or, in any material respect, any indenture, lease, loan agreement or other agreement or instrument to which Democratique is a party or by which it or any of its properties are bound, or any decree, judgment, order, statute, rule or regulation applicable to Democratique.

b. Restricted Securities. Democratique understands that the Lexi-Luu Designs Shares are “restricted securities” and have not been registered under the Securities Act of 1933 or any applicable state securities law. Democratique is acquiring the Lexi-Luu Designs Shares as principal for its own account and not with a view to or for distributing or reselling such Shares, has no present intention of distributing any of such Shares, and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Shares.

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c. Capitalization. The authorized capital stock of Democratique consists of 2,000,000,000 shares of common stock, $.001 par value, of which no more than 300,000,000 shares are issued and outstanding, and 25,000,000 authorized shares of preferred stock, $.001 par value, out of which 1,000,000 shares have been designated as Series B Preferred Shares and 999 shares have been designated as Series C Preferred Stock, with 500,000 shares of Series B Preferred Stock and 999 shares of Series C Preferred Stock issued and outstanding. Except for a Securities Purchase Agreement between Democratique and 112359 Factor Fund, LLC that contemplates the sale of 500,000 shares of Series B Preferred Stock, there are no outstanding options, warrants, subscription rights or commitments of any character whatsoever giving any person any right to acquire any shares of Democratique capital stock or capital stock equivalents.

d. SEC Filings. Democratique is a fully compliant reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all Democratique public filings required under the Exchange Act have been made. All public filings by Democratique under the Exchange Act are true, correct and complete in all material respects, are not misleading and do not omit to state any material fact which is necessary to make the statements contained in such public filings not misleading in any material respect.

e. Legal Proceedings. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to Democratique’s knowledge, threatened against or affecting Democratique or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign)

4. Lexi-Luu Representations and Warranties. Hubert J. Blanchette (“Blanchette”) and the LL Creditors, jointly and severally, hereby represent and warrant to Democratique that:

a. Organization, Qualification and Authority. Lexi-Luu Designs, Inc. is an entity duly incorporated and in good standing under the laws of the State of Nevada, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Lexi-Luu Designs, Inc. is qualified to do business in every state in which the nature of its business requires that it be so qualified. Lexi-Luu Designs, Inc. has no subsidiaries. The execution and consummation of the transactions contemplated by this Agreement will not violate any provision of applicable law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, Lexi-Luu Designs, Inc.’s Articles of Incorporation or Bylaws or, in any material respect, any indenture, lease, loan agreement or other agreement or instrument to which Lexi-Luu Designs, Inc. or any of the LL Shareholders or LL Creditors is a party or by which it or him/her or any of its or his/her properties are bound, or any decree, judgment, order, statute, rule or regulation applicable to Lexi-Luu Designs, Inc. or any of the LL Shareholders or any of the LL Creditors.

b. Authority. Neither Blanchette nor any of the LL Creditors is party to any agreement or subject to any judgment or any other instrument that may prevent him/her from carrying out the transactions contemplated by this Agreement, nor is Hubert Blanchette in any such manner prevented from carrying on the Lexi-Luu Designs Business or fulfilling his obligations under his Employment Agreement.

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c. Restricted Securities. Each of the LL Shareholders and LL Creditors understands that the shares to be issued to him/her by Democratique pursuant to Section 1 hereof are “restricted securities” and have not been registered under the Securities Act of 1933 or any applicable state securities law. Each of the LL Shareholders and LL Creditors is acquiring the shares as principal for his/her own account and not with a view to or for distributing or reselling such shares, has no present intention of distributing any of such shares, and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such shares.

d. Capitalization. The authorized capital stock of Lexi-Luu Designs, Inc. consists of 25,000,000 shares of common stock authorized, $.0001 par value, of which 10,000,000 common stock shares are issued and outstanding, and owned of record and beneficially as follows: Hubert J. Blanchette 8,000,000 shares, Paul John Koros 1,500,000 shares, and Paul John Koros, Stella Koros & Michael Koros 500,000 shares. There are no outstanding options, warrants, subscription rights or commitments of any character whatsoever giving any person any right to acquire any shares of Lexi-Luu Designs, Inc. common stock or common stock equivalents.

e. Legal Proceedings. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of any of Blanchette or the LL Creditors, threatened against or affecting Lexi-Luu Designs, Inc. or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).

f. Financial Condition. The financial statements of Rocap Marketing, Inc. for the year ended December 31, 2013 and the three months ended March 31, 2014 filed with the Securities and Exchange Commission (the “Rocap Financials”) fairly present the results of operations of Rocap Marketing, Inc. for the periods presented and the financial condition of Rocap Marketing, Inc. as of the dates thereof. All of the assets of Lexi-Luu Designs reflected on such financial statements or subsequently acquired are in good and merchantable condition, and are free of liens.

g. No Contracts or Undisclosed Liabilities. Lexi-Luu Designs is not party to any contract that it cannot terminate at will without penalty. Except as set forth in the Rocap Financials or subsequently accrued in the ordinary course of business, there are no liabilities or debts of Lexi-Luu Designs, Inc. of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or debt other than purchase orders placed in the ordinary course of business. There are no “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other plan, program, arrangement or agreement with respect to which Lexi-Luu Designs, Inc. is obligated to provides bonuses, incentive compensation, vacation pay, severance pay, insurance or any other perquisite or benefit to officers, employees or consultants of Lexi-Luu Designs, Inc.

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h. Intellectual Property. Lexi-Luu Designs, Inc. has, or has rights to use, all designs, copyrights, licenses, trademarks, trademark applications, service marks, trade names, trade dress, trade secrets, inventions and other intellectual property rights and similar rights as necessary or material for use in connection with the Lexi-Luu Designs Business (collectively, the “Intellectual Property Rights”). Neither Lexi-Luu Designs, Inc. nor Blanchette nor any of the LL Creditors has received a notice (written or otherwise) that any of the Intellectual Property Rights used by Lexi-Luu Designs, Inc. or which Lexi-Luu Designs, Inc. contemplates using violates or infringes upon the rights of any person. To the knowledge of Blanchette and each of the LL Creditors, all such Intellectual Property Rights are enforceable and there is no existing infringement by another person of any of the Intellectual Property Rights. Each of Blanchette and the LL Creditors reasonably believes that Lexi-Luu Designs, Inc. will be able to carry out all aspects of the Lexi-Luu Designs Business as currently contemplated without purchasing or licensing any additional intellectual property or violating or infringing upon the intellectual property rights of any person.

i. Finder Fees. Lexi-Luu Designs, Inc. has not incurred, nor will it incur, directly or indirectly, any liability for brokers’ or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

5. Management. Unless Democratique and Blanchette otherwise agree in writing, the following covenants shall govern the management of Lexi-Luu Designs, Inc.

a. Board of Directors. Board of Director of Lexi-Luu Designs, Inc. shall consist of Hubert J. Blanchette and one designee of Democratique. The initial designee of Democratique shall be Tamy Aberson Sloboda.

b. Employment of Blanchette. On or prior to the Closing Date, Blanchette and Lexi-Luu Designs, Inc. will execute the Employment Agreement annexed hereto as Appendix A, pursuant to which Blanchette shall serve Chief Executive Officer of Lexi-Luu Designs, Inc. and will have full authority to decide how to use funding allocated to Lexi-Luu Designs Inc to grow the revenues.

c. Independent Entity. Prior to the second anniversary of the Closing Date:

A.	No action shall be taken to end the corporate existence of Lexi-Luu Designs, Inc.

B.	Democratique shall not sell any capital stock of Lexi Luu Designs. nor make any sale of assets of Lexi Luu Designs outside the ordinary course of business. without Board of Directors Approval.

C.	Lexi Luu. shall not issue any capital stock without Board of Director Approval. without Board of Directors approval.

D.	Lexi-Luu Designs, Inc. shall not declare or pay any dividend without Board of Director Approval.

E.	Management of Lexi-Luu Designs, Inc. shall maintain books and records of Lexi-Luu Designs, Inc. as a wholly-owned subsidiary, which shall accurately record the assets and liabilities of Lexi-Luu Designs, Inc.

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d. Financing. Democratique will provide working capital to Lexi-Luu Designs, Inc. The amount and timing of the capital will be determined in the sole discretion of the board of directors of Democratique, based on the board’s assessment of Democratique’s available cash resources and the cash requirements of its several businesses. The parties contemplate that no more than $300,000 in capital from Democratique will be required in order for Lexi-Luu Designs, Inc. to implement its business plan. However, the parties acknowledge that Democratique has very limited cash resources at this time and, accordingly, Democratique makes no covenant nor representation or promise regarding the amount of financing, if any, that it will provide for the Lexi-Luu Designs Business.

7. Reversion Option. Democratique hereby grants to the LL Shareholders an option to purchase the Lexi-Luu Designs Shares for a price of $.0001 per share (the “Reversion Option”). The Reversion Option may be exercised during the period commencing on the occurrence of an Insolvency Event and ending on the second anniversary of the Closing Date. In order to exercise the Reversion Option, the holders of a majority in interest of the LL Shareholders must deliver to the executive offices of Democratique: a written notice of exercise, a personal check for the option exercise price, and a bank check in the amount of any outstanding loans from Democratique to Lexi-Luu Designs, Inc. Upon receipt of the aforesaid three items, Democratique shall deliver to the LL Shareholders certificates for the Lexi-Luu Designs Shares in the same names and numbers of shares as were delivered pursuant to Section 1(a) hereof.

As used herein, “Insolvency Event” means (i) Democratique shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; (ii) an involuntary case or other proceeding shall be commenced against Democratique seeking liquidation, reorganization or other relief with respect to it or its debts under bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or (iii) an order for relief shall be entered against Democratique under the federal bankruptcy laws in effect at such time.

8. Indemnification. Democratique, on the one hand, and the LL Shareholders and LL Creditors, on the other hand, shall indemnify, defend and hold harmless the other against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual third party claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of any breach of this Agreement by the party from whom indemnification is sought (the “Indemnifier”), including but not limited to failure of any representation or warranty made by the Indemnifier to be true and correct at or before the Closing. Any party wishing to claim indemnification under this Section 8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Indemnifier in writing, but the failure to so notify shall not relieve the Indemnifier from any liability that it or she may have under this Section 8, except to the extent that such failure would materially prejudice the Indemnifier.

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9.	Miscellaneous

a. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof.

b. Arbitration. Any controversy, claim, or dispute arising out of or relating to the terms and conditions of this agreement shall be settled by arbitration, before a panel of one arbitrator, conducted in Los Angeles County, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

c. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

d. Entire Agreement. This agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this agreement.

e. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile to a facsimile number maintained in the executive offices of the receiving party for that purpose, (b) the second business day following the date of mailing, if sent by a U.S. nationally recognized overnight courier service or (c) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the first pages of this agreement, unless such address is changed by notice to the other party hereto.

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IN WITNESS WHEREOF, the parties have made this agreement as of the date written on its first line.

BITZIO, INC.		THE LL SHAREHOLDERS:

By:	/s/ Tamy Aberson Sloboda	/s/ Hubert J. Blanchette
	Tamy Aberson Sloboda, President	Hubert J. Blanchette
6040 East Main St., #446
Mesa, AZ 85205

THE LL CREDITORS:

/s/ Paul John Koros
Paul John Koros
/s/ Gordon McDougall	7 - 930 Chilco Street
Gordon McDougall	Vancouver, BC V6G 2R4
416 E. Broadway Ave. Suite 105
Glendale, CA 91205	/s/ Paul Koros as PoA for Stella Koros
Stella Koros
/s/ Laura Fewtrell	ibid.
Laura Fewtrell
ibid.	/s/ Paul Koros as PoA for Michael John Koros
Michael John Koros
ibid.

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